Exhibit 10.36

EXECUTION COPY

STOCKHOLDERS’ AGREEMENT

By and Among

ATS ACQUISITION HOLDING CO.

The Management Stockholders

as defined herein

and

The Investor

as defined herein

Dated as of October 21, 2004

SCHEDULES

Schedule A           -           Management Stockholders

ii

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made as of October 21, 2004, by and among ATS Acquisition Holding Co., a Delaware corporation (the “Company”), the individuals identified on Schedule A hereto as the Management Stockholders (the “Management Stockholders”), Xpress Holdings, Inc., a Nevada corporation (“Investor”), and any other stockholder or option holder who from time to time becomes party to this Agreement. The Management Stockholders and the Investor are sometimes referred to herein collectively as the “Stockholders,” and each individually, a “Stockholder.”

WHEREAS, on the date hereof, the Investor and the Management Stockholders are agreeing to acquire shares of the Company’s Common Stock, par value $0.001 per share, pursuant to that certain Stock Purchase, Contribution, and Exchange Agreement, dated as of the date hereof, among the Company, the Investor, and the Management Stockholders (the “Purchase Agreement”);

WHEREAS, it is a condition to the obligations of the Investor and the Management Stockholders under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and be bound by the provisions hereof; and

WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred, and voted.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1.              Construction of Terms. As used herein, the masculine, feminine, or neuter gender, and the singular or plural number, shall be deemed to be or to include the other genders or number, as the case may be, whenever the context so indicates or requires.

Section 1.2.              Certain Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

(a)	“Board of Directors” means the Board of Directors of the Company.

(b)               “Charter” means Company’s Articles of Incorporation in effect as of the date hereof.

(c)               “Common Stock” means the Common Stock, par value $0.001 per share, and any other common equity securities issued by the Company, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation, or other corporate reorganization).

(d)            “Extraordinary Transaction” means (i) any merger of the Company or any subsidiary of the Company with or into any Person that is not a direct or indirect wholly-owned subsidiary of the Company, (ii) any sale, lease, or exchange of all or substantially all of the assets of the Company or any subsidiary of the Company to a Person that is not a direct or indirect wholly-owned subsidiary of the Company, (iii) any sale or transfer of more then fifty percent (50%) of the issued and outstanding shares of Common Stock to any Person that is not a direct or indirect wholly-owned subsidiary of the Company, (iv) any liquidation of the Company or any subsidiary of the Company into a Person that is not a direct or indirect wholly-owned subsidiary of the Company, or (iv) any dissolution of the Company or any subsidiary of the Company.

(e)            “Management Stockholders” means the persons originally designated as Management Stockholders on Schedule A, together with any other Persons who become, in one or more transactions or series of transactions, Transferees of such original Management Stockholders in accordance with Article II.

(f)                “Majority Interest” means the Management Stockholders holding not less than a majority of the outstanding Shares held by all of the Management Stockholders.

(g)               “Person” means an individual, a corporation, an association, a joint venture, a partnership, a limited liability company, an estate, a trust, an unincorporated organization and any other entity or organization, governmental or otherwise.

(h)	“Permitted Transfer” means:

(i)              a Transfer by any Stockholder or Permitted Transferee pursuant to Article II or Article III of this Agreement;

(ii)             a Transfer by any Member or Permitted Transferee to any Permitted Transferee;

(iii)            a Transfer by any Member or Permitted Transferee after the third anniversary of the date of this Agreement the proceeds of which will be used to pay all or any part of the Aggregate Management Purchase Price (provided, that such Transfer may not close earlier than contemporaneously with the closing of the Management Option); or

(iv)           a Transfer pursuant to the exercise of the Investor Call Option or the Management Call Option, respectively.

(i)                “Permitted Transferee” means a Transferee who agrees in writing to be bound by the terms of this Agreement and who is:

(i)              in the case of any Member or Permitted Transferee who is not a natural person, any partner, shareholder, member or affiliate thereof;

(ii)               in the case of any Member or Permitted Transferee who is a natural person, such Member’s or Permitted Transferee’s spouse, children, grandchildren, parent or sibling (in each case, natural or adopted), any trust for the exclusive benefit of such Member or Permitted Transferee or such Member’s or Permitted Transferee’s spouse, children, grandchildren, parent or sibling (in each case, natural or adopted), or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is such individual Member or Permitted Transferee or such Member’s or Permitted Transferee’s spouse, children, grandchildren, parent or sibling (in each case, natural or adopted) (or any trust for the exclusive benefit of such persons);

(iii)              in the case of any Member or Permitted Transferee who is, in each case, a natural person, the heirs, executors, administrators or personal representatives upon the death of such Member or Permitted Transferee or upon the incompetency or disability of such Member or Permitted Transferee for purposes of the protection and management of such Member’s or Permitted Transferee’s assets; or

(iv)              in the case of any Member or Permitted Transferee that is a trust, the grantor of such trust, any beneficiary of such trust who is a spouse, child, grandchild, parent or sibling (in each case, natural or adopted) of the grantor of such trust, or any corporation, partnership, limited liability company, trust or other entity in which all direct and beneficial ownership interests are owned by the grantor of such trust, the spouse of the grantor of such trust or one or more children or grandchildren (in each case, natural or adopted) of the grantor of such trust.

(j)                “Shares” means all shares of Common Stock held by or in the name of the Investor, the Management Stockholders, and any other stockholder or option holder who from time to time becomes party to this Agreement.

(k)               “Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in, or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

Section 1.3.            Other Defined Terms. All other capitalized terms used in this Agreement and defined herein shall have the meanings ascribed to them elsewhere in this Agreement.

ARTICLE II - RESTRICTIONS ON TRANSFER

Section 2.1.            General Restrictions. Except for Permitted Transfers: (a) no share of Common Stock owned by any Management Stockholder may be Transferred without the prior written consent of the Investor, and (b) no share of Common Stock owned by the Investor may be Transferred without the prior written consent of a Majority Interest. No Transfer permitted under this Agreement shall be effective unless and until the Transferee executes the signature page to this Agreement, thereby agreeing to be bound by all of the terms and conditions of this Agreement, and provides proper notice information for use under Section 7.5.

Section 2.2.            Continuation of Restriction After a Transfer. After the consummation of any Transfer by a Stockholder, the Common Stock so Transferred shall continue to be subject to the terms and provisions of this Agreement, and this Agreement shall continue in full force and effect. If any Transferee shall thereafter desire to Transfer any Shares, such Transferee shall first be required to comply with all of the terms and provisions of this Agreement.

Section 2.3.            Effect of Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be void ab initio; the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and the Company shall have the right to refuse to recognize any Transferee as one of its Stockholders for any purpose.

ARTICLE III - OPTIONS ON COMMON STOCK

Section 3.1.	Investor Call Option.

(a)               During the Investor Call Option Period (as defined below), the Investor shall have the option to purchase all (but not less than all) of the Shares held by or in the name of the Management Stockholders (the “Investor Call Option”) on the terms and subject to the provisions of this Section 3.1. The Investor may exercise the Investor Call Option by delivering notice thereof (the “Investor Exercise Notice”) to the Management Stockholders in accordance with Section 7.5.

(b)               The Investor Call Option shall become exercisable by the Investor on the date of this Agreement and shall remain exercisable thereafter until 5:00 p.m. Eastern Time on the third anniversary of the date hereof (the “Investor Call Option Period”). Following expiration of the Investor Call Option Period, the Investor Call Option shall terminate and be of no further force or effect.

(c)               The aggregate purchase price to be paid by the Investor for all Shares held by the Management Stockholders upon exercise of the Investor Call Option (the “Aggregate Investor Purchase Price”) shall be as follows:

(i)                If the Investor Call Option is exercised by the Investor prior to 5:00 p.m. Eastern Time on the first anniversary of the date hereof, the Aggregate Investor Purchase Price shall be equal to Six Million Four Hundred Sixty-Nine Four Hundred Seventy-Two and 92/100 Dollars ($6,469,472.92) (the “Initial Investor Purchase Price”), plus interest on the Initial Investor Purchase Price calculated at the rate of twenty percent (20%) per annum from the date of this Agreement through and including the closing date of the purchase of Shares pursuant to exercise of the Investor Call Option; or

(ii)               If the Investor Call Option is exercised by the Investor after 5:00 p.m. Eastern Time on the first anniversary of the date hereof but prior to the expiration of the Investor Call Option Period, the Aggregate Investor Purchase Price shall be equal to the Initial Investor Purchase Price, plus interest on the Initial Investor Purchase Price calculated at the rate of twenty percent (20%) per annum from the date of this Agreement through and including the first anniversary of the date of this Agreement (collectively with the Initial Investor Purchase Price, the “Investor First Year Amount”), plus interest on the Investor First Year Amount calculated at the rate of fifteen percent (15%) per annum (compounded annually) from the first anniversary of the date of this Agreement through and including the closing date of the purchase of Shares pursuant to exercise of the Investor Call Option.

(d)               The Aggregate Investor Purchase Price shall be paid pro rata to each of the Management Stockholders based upon the number of Shares held by each such Management Stockholder. The Aggregate Investor Purchase Price shall be paid by the Investor in cash by wire transfer of immediately available funds to the account or accounts designated by the Management Stockholders.

Section 3.2.	Management Call Option.

(a)               During the Management Call Option Period (as defined below), the Management Stockholders (acting as a Majority Interest) shall have the option to purchase all (but not less than all) of the Shares held by or in the name of the Investor (the “Management Call Option”, and collectively with the Investor Call Option, the “Call Options”) on the terms and subject to the provisions of this Section 3.2. The Majority Interest may exercise the Management Call Option by delivering notice thereof (the “Management Exercise Notice”) to the Investor and each Management Stockholder in accordance with Section 7.5. Upon receipt of a Management Exercise Notice delivered by the Majority Interest, each Management Stockholder shall have the right for thirty (30) days to elect to participate in the exercise of the Management Call Option and to purchase his, her, or its Pro Rata Management Allotment (as hereinafter defined) of the Shares held by the Investor on the terms and conditions set forth in this Section 3.2. A Management Stockholder’s “Pro Rata Management Allotment” of the Common Stock to be purchased from the Investor shall be based on the ratio which the number of Shares owned by such Management Stockholder bears to the total number of Shares owned by all Management Stockholders electing to participate in the exercise of the Management Call Option.

(b)               The Management Call Option shall become exercisable by the Management Stockholders at 5:01 p.m. Eastern Time on the third anniversary of the date hereof, and shall remain exercisable thereafter until exercised or until this Agreement is earlier terminated pursuant to Section 7.1 (the “Management Call Option Period”).

(c)               The aggregate purchase price to be paid by the Management Stockholders for all Shares held by the Investor upon exercise of the Management Call Option (the “Aggregate Management Purchase Price”) shall be as follows:

(i)                If the Management Call Option is exercised by the Management Stockholders prior to 5:00 p.m. Eastern Time on the fourth anniversary of the date hereof, the Aggregate Management Purchase Price shall be equal to Six Million Two Hundred Fifteen Thousand Seven Hundred Seventy-Five and 80/100 ($6,215,775.80) (the “Management Base Amount”) plus interest on such amount at rates per annum equal to ten percent (10%), seven percent (7%), and seven percent (7%) respectively, for the first, second, and third years after the date hereof (compounded annually) (the total of the Management Base Amount and such interest being referred to as the “Initial Management Purchase Price”), plus interest on the Initial Management Purchase Price calculated at the rate of twenty percent (20%) per annum from the third anniversary of the date of this Agreement through and including the closing date of the purchase of Shares pursuant to exercise of the Management Call Option; or

(ii)               If the Management Call Option is exercised by the Management Stockholders after 5:00 p.m. Eastern Time on the fourth anniversary of the date hereof, the Aggregate Management Purchase Price shall be equal to the Initial Management Purchase Price, plus interest on the Initial Management Purchase Price calculated at the rate of twenty percent (20%) per annum from the third anniversary of the date of this Agreement through and including the fourth anniversary of the date of this Agreement, and, thereafter, at the rate of fifteen percent (15%) per annum (compounded annually) from the fourth anniversary of the date of this Agreement through and including the closing date of the purchase of Shares pursuant to exercise of the Management Call Option.

(d)               The Aggregate Management Purchase Price shall be paid pro rata by each of the Management Stockholders electing to participate in the purchase based upon the number of Shares to be acquired by each such Management Stockholder. The Aggregate Management Purchase Price shall be paid by the Management Stockholders electing to participate in cash by wire transfer of immediately available funds to the account or accounts designated by the Investor; provided, however, that the Management Stockholders may elect to pay up to an amount equal to (x) the Aggregate Management Purchase Price, minus (y) the Management Base Amount by delivery of a promissory note maturing on the second anniversary of the closing date of the purchase of Shares pursuant to exercise of the Management Call Option, with principal and interest payments accumulating during the term of such promissory note (with unpaid interest compounded annually), and with interest equal to the prime rate, as reflected in the Wall Street Journal on the first day of each calendar quarter, adjusted quarterly, plus two percent (2%) per annum.

Section 3.3.	Additional Purchase Price.

(a)               In the event of a Qualifying Subsequent Transaction (as defined below), the Aggregate Investor Purchase Price or the Aggregate Management Purchase Price, as applicable, shall be increased by the Make Whole Amount (as defined below). The Make Whole Amount shall be paid by the Investor if the Make Whole Amount applies to the exercise of the Investor Call Option or the Management Stockholders if the Make Whole Amount applies to the exercise of the Management Call Option, at the times and in the form of consideration as called for by the Qualifying Subsequent Transaction as if the recipient(s) entitled to the Make Whole Amount were recipient(s) of consideration in the Qualifying Subsequent Transaction; provided, however, that if the consideration in the Qualifying Subsequent Transaction consists in whole or in part of securities issued in a private offering and issuance (or transfer) of the securities to the recipient(s) of the Make Whole Amount is not permitted by the issuer of such securities, then the recipients shall be entitled to receive the fair market value of such securities determined by appraisal by an experienced valuation firm acceptable to Investor and a Majority Interest or, if a mutual agreement cannot be reached, then by the average of the values determined by an appraiser selected by each of the Investor and the Majority Interest, in cash from the Investor if the Make Whole Amount applies to the exercise of the Investor Call Option or the Management Stockholders if the Make Whole Amount applies to the exercise of the Management Call Option.

(b)               For purposes of this Section 3.3, “Make Whole Amount” means the aggregate difference (but only if a positive number) between (i) the price per share received by the Investor pursuant to the exercise of the Management Call Option or the price per share received by the Management Stockholders pursuant to the exercise of the Investor Call Option, as applicable; and (ii) the price per share received by the Investor or the Management Stockholders, as applicable, in the Qualifying Subsequent Transaction; provided, that in a sale of assets by the Company, any amount received by the Company in such Qualifying Subsequent Transaction shall be deemed to have been received by the Stockholders of the Company in proportion to their ownership of Shares.

(c)               For purposes of this Section 3.3, “Qualifying Subsequent Transaction” means an Extraordinary Transaction that was agreed to or occurs either prior to or within one hundred eighty (180) days following the closing of the purchase of Shares pursuant to exercise of the Investor Call Option or the Management Call Option, as applicable.

Section 3.5	Closing of Call Options.

(a)               The closing of the purchase of Shares pursuant to the exercise of a Call Option shall occur on the business day designated by the Investor in the case of the exercise of the Investor Call Option or the Management Stockholders in the case of the exercise of the Management Call Option, not less than two (2) nor more than sixty (60) days after the Investor Exercise Notice in the case of the exercise of the Investor Call Option or the Management Exercise Notice in the case of the exercise of the Management Call Option is deemed delivered pursuant to Section 7.2.

(b)               Any Shares to be transferred by a Stockholder pursuant to this Agreement shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed pursuant to this Agreement and pursuant to applicable federal and state securities laws) and each such Stockholder shall so represent and warrant and shall further represent and warrant that he, she or it is the record and beneficial owner of the Shares to be transferred. At the closing of any transfer of the Shares pursuant to this Agreement, the purchaser shall remit to each transferring Stockholder the consideration for the total purchase price of his, her or its Shares sold pursuant hereto, against delivery by such Stockholder of certificates for such Shares, duly endorsed in blank for transfer or accompanied by stock power(s) duly endorsed in blank, and the compliance by such Stockholder with all other conditions to closing generally applicable to the Stockholders in such transaction.

(c)               If the transferring Stockholder is not present at any closing of a sale of Shares pursuant to this Agreement, or is present but for any reason fails to produce and deliver to the purchaser, in accordance with this Agreement, the Shares being transferred or any other documents required under this Agreement, then the purchaser may deposit the applicable consideration payable to such Stockholder, as and when payable under this Agreement, into a special account in trust for such Stockholder. Such deposit shall constitute valid and effective payment to the Stockholder of the purchase price for such Shares notwithstanding the fact that the Stockholder may have voluntarily attempted to encumber or dispose of any Shares contrary to the terms of this Agreement, or that one or more certificates or other evidence of ownership of the Shares may have been delivered to any other Person. From and after the date of such deposit (even though the stock certificates in the name of such Stockholder have not been delivered to the purchaser), the purchase and transfer of the Shares shall be deemed to have been fully completed and all right, title, benefit and interest of such Stockholder in and to all such Shares, both at law and in equity, shall be conclusively deemed to have been transferred and assigned to and become vested in the purchaser.

(d)               Where the purchaser has made a deposit in accordance with Section 3.5(c), the Stockholder shall be entitled to receive the consideration for the Shares deposited in such account, without interest, upon delivery to the Company of (i) certificates representing the Shares duly endorsed for transfer in the manner required by this Agreement, and (ii) any other document required by this Agreement to be delivered by the Stockholder at the closing, including, without limitation, the release or discharge of any lien, claim or encumbrance relating to the Shares.

(e)               For purposes of enforcing this Section 3.5, each Stockholder constitutes and appoints the Secretary of the Company from time to time as such Stockholder’s attorney and agent, authorized, in such Stockholder’s name and on such Stockholder’s behalf, to execute and deliver (i) all such assignments, transfers and instruments as may be necessary to effectively transfer the Shares being transferred to the purchaser on the books and records of the Company, and (ii) any other document required under this Agreement to be delivered at such closing. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, death, incapacity or disability of the Stockholder and the Stockholder hereby agrees to ratify and confirm any act taken by the Secretary of the Company on such Stockholder’s behalf hereunder and agrees that the receipt of the Secretary of the Company as attorney shall be a good discharge of the Stockholder. Nothing in this Section 3.5 is intended to limit any other remedy available to the parties in connection with the purchase of securities pursuant to this Agreement.

ARTICLE IV - RIGHTS TO PURCHASE

Section 4.1.            Right to Participate in Certain Sales of Additional Securities. The Company agrees that it will not sell or issue: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company, unless the Company first submits a written notice to each Stockholder identifying the terms of the proposed sale (including price, number, or aggregate principal amount of securities and all other material terms), and offers to each Stockholder the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if some Stockholders do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties. The Company’s offer pursuant to this Section 4.1 shall remain open and irrevocable for a period of thirty (30) days following receipt by the Stockholders of such written notice. The Company shall not be required to make an offer to Stockholders pursuant to this Section 4.1 for securities (i) issuable upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities which are originally issued in accordance with this Section 4.1; (ii) offered to the public; (iii) issued in connection with any investment for strategic business purposes by a person who is not already a Stockholder which has been approved by the Board of Directors; (iv) issued in connection with any merger, consolidation, recapitalization or other business combination which has been approved by the Board of Directors; (v) issued pursuant to the acquisition of another entity by the Company by merger, purchase of substantially all the assets or other reorganization whereby the Stockholders immediately prior to such transaction own not less than a majority of the voting power of the surviving entity; (vi) issued in consideration, whether in whole or in part, in connection with the extension of any credit or the making of any loan to the Company, or the issuance by the Company of any debt security to any person who is not a Stockholder; (vii) issuable to any officer, director or employee of the Company pursuant to any option plan of the Company approved by the Board of Directors, or (viii) issued in any transaction in respect of a security that is available to all holders of such security on a pro rata basis.

Section 4.2.            Stockholder Acceptance. Each Stockholder may elect to purchase the securities so offered by giving written notice thereof to the Company within such thirty (30) day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that the Stockholder wishes to purchase, including the number of such shares it would purchase if one or more other Stockholders do not elect to purchase their respective Pro Rata Allotments.

Section 4.3.            Calculation of Pro Rata Allotment. Each Stockholder’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of Shares held by or in the name of such Stockholder bears to all of the issued and outstanding Shares as of the date of such written offer. If one or more Stockholders do not elect to purchase their respective Pro Rata Allotment, each of the electing Stockholders may purchase such shares on a pro rata basis, based upon the relative holdings of Shares of each of the electing Stockholders in the case of over-subscription.

Section 4.4.            Sale to Third Party. Any securities so offered that are not purchased by the Stockholders pursuant to the offer set forth in Section 4.1 above, may be sold by the Company, but only on terms and conditions at least as favorable to the Company as those set forth in the notice to Stockholders, at any time within sixty (60) calendar days following the termination of the above-referenced thirty (30) day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such sixty (60) day period without renewed compliance with this Article IV.

ARTICLE V - ELECTION OF DIRECTORS

Section 5.1.            Board Composition. Each Stockholder agrees to vote all of his, her, or its Shares having voting power (and any other shares of Common Stock over which he, she, or it exercises voting control), in connection with the election of Directors and to take such other actions (subject to applicable fiduciary duties) as are necessary so as to fix the number of Directors at five (5) and to elect and continue in office as Directors the following:

(a)               two individuals (each an “Investor Nominee”) nominated by Investor, which Investor Nominees shall initially be Max Fuller and Jeffrey Wardeberg; and

(b)               three individuals (each, a “Management Nominee”) nominated by a Majority Interest of the Management Stockholders, which Management Nominees shall initially be Michael Walters, Robert Knappe, and Erik Samartino.

Section 5.2.            Removal; Vacancies. Each Stockholder agrees to vote all of his, her, or its Shares having voting power (and any other shares of Common Stock over which he, she, or it exercises voting control), for the removal of any Director upon the request of the Persons then entitled to nominate such Director as set forth in Section 5.1 above, and for the election to the Board of Directors of a substitute designated by such party in accordance with the provisions hereof. Each Stockholder further agrees to vote all of his, her, or its Shares having voting power (and any other shares of Common Stock over which he, she, or it exercises voting control) in such manner as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors occurring for any reason shall be filled only in accordance with the provisions of this Article V.

Section 5.3.            Assignment. Each Stockholder agrees, as a condition to any Transfer of his, her, or its Shares, to cause the Transferee to agree to the provisions of this Article V, whereupon such Transferee shall be subject to the provisions hereof to the same extent as the Stockholders in connection with its ownership of the Shares Transferred.

ARTICLE VI - COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

Section 6.1.            Financial Statements, Reports, Etc. The Company shall furnish to the Investor the following reports:

(a)               Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors;

(b)               Monthly Financial Statements. Within thirty (30) days after the end of each month in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity, and cash flows, unaudited but prepared in accordance with generally accepted accounting principles, subject to normal year end adjustments and the absence of footnotes, and certified as true and correct in all material respects by the Chief Financial Officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity, and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

(c)               Budget. No later than thirty (30) days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections, and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(d)               Accountant’s Letters. Promptly following receipt by the Company, each audit response letter, accountant’s management letter, and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(e)               Notices. Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations, and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(f)                Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property, or affairs of the Company and its subsidiaries as such Stockholder reasonably may request.

Section 6.2.            Corporate Existence. The Company shall maintain and cause each of its subsidiaries, if any, to maintain, their respective corporate existence.

Section 6.3.            Properties, Business Insurance. The Company shall obtain and maintain, and cause each of its subsidiaries, if any, to maintain, as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

Section 6.4.            Sarbanes-Oxley Compliance. The Company shall maintain, and cause each of its subsidiaries, if any, to maintain, internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company shall permit, and cause each of its subsidiaries, if any, to permit, Investor, Investor’s public accountants, and such other persons as Investor may designate, at Investor’s expense, to have full and free access to the Company’s personnel, properties, accounting systems, contracts, books and records, and other documents and data for purposes of Investor’s compliance with the Sarbanes-Oxley Act of 2002, as amended (together with the rules and regulations promulgated thereunder, “Sarbanes-Oxley”), including, without limitation, compliance with the requirements of Section 404 of Sarbanes-Oxley, all at reasonable times and upon reasonable notice during normal business hours.

Section 6.5.            Inspection, Consultation and Advice. The Company shall permit, and cause each of its subsidiaries, if any, to permit, the Stockholders and such persons a Stockholder may designate, at such Stockholder’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances, and accounts of the Company and its subsidiaries with their officers, employees, and public accountants (and the Company hereby authorizes said accountants to discuss with Investor and such designees such affairs, finances, and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances, and accounts, all at reasonab le times and upon reasonable notice during normal business hours.

Section 6.6.            Reimbursement of Directors. The Company shall promptly reimburse in full each Director of the Company who is not an employee of the Company for all of his reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof.

Section 6.7.            By-laws. The Company shall at all times cause its By-laws to provide that unless otherwise required by the laws of the State of Delaware, any one director shall have the right to call a meeting of the Board of Directors, which meeting may be held via teleconference. The Company shall at all times maintain provisions in its Charter and By-laws indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

Section 6.8.            Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries shall become a party to any agreement which by its terms restricts or otherwise interferes with the Company’s performance of this Agreement.

Section 6.9.            Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

Section 6.10.          Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and each such subsidiary in all material respects.

Section 6.11.          Prohibited Actions. The Company shall not without the prior written consent of the Investor:

(a)	engage in any Extraordinary Transaction;

(b)               make, or permit any subsidiary to make, any material change in the nature of its business as of the date hereof;

(c)               authorize or issue additional shares of any capital stock, other than issuances after the third anniversary of the date of this Agreement the proceeds of which will be used to fund indirectly all or any part of the Aggregate Management Purchase Price (provided, that such issuances may not close earlier than contemporaneously with the closing of the Management Option);

(d)               permit any subsidiary of the Company to issue any capital stock or other equity interest, other than to the Company or issuances after the third anniversary of the date of this Agreement the proceeds of which will be used to fund indirectly all or any part of the Aggregate Management Purchase Price (provided, that such issuances may not close earlier than contemporaneously with the closing of the Management Option);

(e)               issue notes of the Company or a subsidiary of the Company or otherwise incur or permit there to be outstanding at any time indebtedness or other financing obligation on a consolidated basis of more than ten percent (10%) greater than the amount identified in Section 6.1(c) for each fiscal year, including for this purpose both on- and off-balance sheet financing, other than issuances after the third anniversary of the date of this Agreement the proceeds of which will be used to fund indirectly all or any part of the Aggregate Management Purchase Price (provided, that such issuances may not close earlier than contemporaneously with the closing of the Management Option);

(f)               guarantee the indebtedness of any Person other than a subsidiary of the Company other than after the third anniversary of the date of this Agreement in connection with the indirect funding of all or any part of the Aggregate Management Purchase Price (provided, that such guarantee may not take effect earlier than contemporaneously with the closing of the Management Option);

(g)               pledge, or otherwise grant a security interest in, any of the assets of the Company or any subsidiary of the Company, other than in the ordinary course of business consistent with past practice or purchase money security interests in assets being purchased, and other than after the third anniversary of the date of this Agreement in connection with the indirect funding of all or any part of the Aggregate Management Purchase Price (provided, that such pledge or other security interest may not take effect earlier than contemporaneously with the closing of the Management Option);

(h)               adopt any stock or share plan, employee equity ownership plan, or phantom stock or similar plan or authorize or issue any options to acquire capital stock of the Company;

(i)                declare or pay any dividend or distribution (in any form, including cash, shares, or assets) to the holders of the Company’s capital stock;

(j)	repurchase or redeem any shares of capital stock;

(k)               approve any capital expenditure budget for the Company and/or any of its subsidiaries or make any material capital expenditure (including both on- and off-balance sheet items) not authorized therein;

(l)                purchase or otherwise acquire all or substantially all of the assets of any Person or assets constituting a division or business unit of any Person;

(m)	change or alter the size of the Board of Directors;

(n)               amend, alter, repeal, or waive any provision of the Charter or of the By-laws of the Company;

(o)               make any material adjustment to the compensation of senior management of the Company;

(p)               commence, on behalf of the Company or any of its subsidiaries, any voluntary proceeding under title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Federal Bankruptcy Act”) or any other similar federal or state law or of any other proceeding to be adjudicated a bankrupt or insolvent, or consent to the entry of a decree or order for relief in respect of the Company or any of its subsidiaries in an involuntary proceeding under the Federal Bankruptcy Act or any other similar federal or state law or to the commencement of any bankruptcy or insolvency proceeding against the Company or any of its subsidiaries;

(q)               file, on behalf of the Company or any of its subsidiaries, a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official in respect of the Company or any of its subsidiaries or of any substantial part of the property of the Company and its subsidiaries;

(r)                make, or permit any subsidiary to make, an assignment for the benefit of creditors, or admit in writing an inability to pay debts generally as they become due;

(s)               take any action by written consent of stockholders without giving all Stockholders at least 48 hours prior written notice; or

(t)	enter into any agreement to do any of the foregoing.

Section 6.12.	Affiliated Transactions.

(a)               All transactions by and between the Company and any officer, employee, director, or stockholder of the Company or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director, or stockholder shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and shall be approved in advance by the Investor.

(b)               All determinations by the Board of Directors involving or otherwise relating to Michael Walters (including but not limited to compensation, bonus, and determination of “Cause” under the Employment and Noncompetition Agreement between Mr. Walters and a subsidiary or successor of the Company) shall be made by a committee consisting of two Management Nominees (excluding Mr. Walters) and one Investor Nominee.

ARTICLE VII - MISCELLANEOUS PROVISIONS

Section 7.1.            Termination. This Agreement shall terminate and be of no further force or effect upon the first to occur of the following: (a) the closing of a purchase of Shares pursuant to the exercise by Investor of the Investor Call Option, (b) the closing of a purchase of Shares pursuant to the exercise by one or more Management Stockholders of the Management Call Option, (c) the mutual agreement of the Company, the Investor, and a Majority Interest to so terminate this Agreement, (d) the closing of an Extraordinary Transaction, or (e) the U.S. Securities and Exchange Commission declares effective a registration statement registering the Common Stock.

Section 7.2.            Survival of Covenants. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof until the termination of this Agreement regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

Section 7.3.            Legend on Securities. The Company and the Stockholders acknowledge and agree that in addition to any other legend on the certificates representing Shares held by them, substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by any of the Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 21, 2004, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

Section 7.4.            Amendment and Waiver. Any party may waive any provision hereof intended for its benefit in writing. No failure or delay on the part of any party hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company, the Investor, and a Majority Interest.

Section 7.5.            Notices. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, confirmed telecopy, telex, or other method of facsimile, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

If to the Company:

Arnold Transportation Services, Inc.

9523 Florida Mining Road

Jacksonville, FL 32257

Attention: Michael S. Walters

Facsimile: (904) 260-0628

With a copy to:

Hensley Kim & Edgington, LLC

1660 Lincoln Street, Suite 3050

Denver, Colorado 80264

Attention: Darren R. Hensley, Esq.

Facsimile: (402) 435-4239

and

Scudder Law Firm P.C., L.L.O

411 S. 13th Street, Suite 200

Lincoln, NE 68508

Attention: Mark Scudder

Facsimile: (402) 435-4239

If to the Investor:

c/o U.S. Xpress Enterprises, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention: Ray M. Harlin

Facsimile: (423) 510-4003

With a copy to:

Scudder Law Firm P.C., L.L.O

411 S. 13th Street, Suite 200

Lincoln, NE 68508

Attention: Mark Scudder

Facsimile: (402) 435-4239

If to any of the Management Stockholders:

At such address and facsimile number as may be set forth opposite the name of each on Schedule A hereto.

With a copy to:

Hensley Kim & Edgington, LLC

1660 Lincoln Street, Suite 3050

Denver, Colorado 80264

Attention: Darren R. Hensley, Esq.

Facsimile: (720) 377-0777

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to other parties complying as to delivery with the terms of this Section.

Section 7.6.            Headings. The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents, and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents, and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents, and instruments executed and delivered in connection herewith.

Section 7.7.            Counterparts. This Agreement may be executed in one or more counterparts and by the parties hereto in separate counterparts, via facsimile or otherwise, each of which when so executed shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Section 7.8.            Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its Stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

Section 7.9.            Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.

Section 7.10.          Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, and similar changes affecting the capital stock of the Company.

Section 7.11.          Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 7.12.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such successor. This Agreement may not be assigned by any party hereto without the prior written consent of the Company, the Investor, and a Majority Interest; provided, that the Investor may Transfer its Shares and assign its rights hereunder to any other entity in its consolidated group without the consent of any other party.

Section 7.13.             Standstill Upon request by the managing underwriter(s) in any public offering of the Common Stock, each Stockholder will agree not to effect any public sales or distribute of any Shares during the seven (7) days prior to and the 180 days after the effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with such offering, except as part of such offering or if otherwise permitted by the Company and such managing underwriter(s).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

THE COMPANY:
ATS ACQUISITION HOLDING CO.

	By:	/s/ Michael S. Walters
Name: Michael S. Walters
Title: Chief Executive Officer and President

INVESTOR:
XPRESS HOLDINGS, INC.

	By:	/s/ Rebecca Howell
Name: Rebecca Howell
Title: Secretary/Treasurer

MANAGEMENT STOCKHOLDERS:

/s/ Michael S. Walters	/s/ Dave Ashley
Michael S. Walters	Dave Ashley

/s/ Robert Knappe	/s/ Bob Klein
Robert Knappe	Bob Klein

/s/ Kurt Antkiewicz	/s/ John Blessinger
Kurt Antkiewicz	John Blessinger

/s/ Michael Gregerson	/s/ Brett Wacker
Michael Gregerson	Brett Wacker

/s/ Erik Samartino	/s/ Glenn Guest
Erik Samartino	Glenn Guest

/s/ Bob Brekke
Bob Brekke